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                                                                   Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports dated December 4, 1996 and September 17, 1996, relating to the financial statements of Wesley-Jessen Holding, Inc. (to be renamed Wesley Jessen Vision Care, Inc.) and its Predecessor (the Wesley-Jessen contact lens business of Schering-Plough Corporation), respectively, which appear in such Prospectus. We also consent to the application of such reports to the Financial Statement Schedule for the periods from January 1, 1993 through September 28, 1996 listed under
Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our reports. The audits referred to in such reports also included this schedule. We also consent to the references to us under the headings "Experts," and "Selected Historical Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Consolidated Financial Data."

PRICE WATERHOUSE LLP

Chicago, Illinois
December 4, 1996